Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Christine Reel AVP Enterprises, Inc. 713.419.1236

MITCHAM ANNOUNCES STRONG FISCAL 2005
AND FOURTH QUARTER RESULTS

HUNTSVILLE, Texas — May 2, 2005 — Mitcham Industries, Inc. (NASDAQ: MIND) today reported net income of $2.1 million, or $0.23 per diluted share, on revenues of $26.4 million for its fiscal year ended January 31, 2005. This compares with a net loss of $6.3 million, or ($0.72) per diluted share, on revenues of $22.4 million in the preceding year.

For the fourth quarter ended January 31, 2005, the Company recorded net income of $1.4 million, or $0.15 per diluted share, as compared to a net loss of $811,000, or ($0.09) per diluted share, for the corresponding period in the prior year.

Commenting on the Company’s results, Billy F. Mitcham, Jr., President and CEO said, “Fiscal 2005 was a year of solid progress for Mitcham Industries. Equipment leasing revenues increased 24% from fiscal 2004 as worldwide seismic activity gained momentum. Our leasing activities increased significantly in the Lower-48, South America, Southeast Asia and Australia, more than offsetting the effects of a weak Canadian winter.”

“Our wholly-owned Australian subsidiary, Seismic Asia Pacific Pty Ltd. (SAP), continues to be an excellent addition to our operations. SAP’s short-term seismic equipment leasing revenue in the region increased significantly from less than $200,000 last year to more than $2.2 million in fiscal year 2005. Negotiations are ongoing with the Australian Department of Defense concerning the AU$40 million contract to upgrade the Royal Australian Navy’s hydrographic survey motor launches,” said Mr. Mitcham.

“Throughout fiscal 2005, we also continued to implement changes and procedures to improve our company-wide disclosure controls and procedures,” said Mr. Mitcham. “We have made substantial progress toward positioning the Company to meet next year’s deadline for reporting on the effectiveness of our internal controls and procedures in accordance with the criteria established by the Committee of Sponsoring Organizations of the Treadway Commission.”

“As we enter fiscal 2006, supply/demand fundamentals in the seismic sector continue to improve, and we have an excellent array of business opportunities to pursue. We will continue to upgrade our equipment lease pool opportunistically and to expand our operations in a manner consistent with our overall objective of achieving strong returns on capital employed,” Mr. Mitcham concluded.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada, Brisbane, Australia and associates throughout Europe, South
America and Asia, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein, including statements regarding potential future demand for the Company’s products and services, the Company’s future financial position and results of operations, business strategy and other plans and objectives for future operations, are forward-looking statements. Actual results may differ materially from such forward-looking statements. Important factors that could cause or contribute to such differences include a prolonged and gradual recovery, or no full recovery, of the energy services sector of a depressed oil and gas industry, and thereafter, the inherent volatility of oil and gas prices and the related volatility of demand for the Company’s services; loss of significant customers; significant defaults by customers on amounts due to the Company; international economic and political instability; dependence upon additional lease contracts; the risk of technological obsolescence of the Company’s lease fleet; vulnerability of seismic activity and demand to weather conditions and seasonality of operating results; dependence upon few suppliers; and other factors which are disclosed in the Company’s Securities and Exchange Commission filings, available from the Company without charge.

MITCHAM INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except share and per share data)

	Three Months Ended		Year Ended
	January 31,		January 31,
	2005	2004	2005	2004
	(unaudited)
Revenues
Equipment leasing	$4,359	$3,191	$17,086	$13,765
Equipment sales and other	2,672	2,143	9,282	8,641

Total revenues	7,031	5,334	26,368	22,406

Costs and expenses:
Direct costs — seismic leasing	294	570	1,644	2,326
Cost of equipment sales	1,255	1,415	4,626	4,715
General and administrative	1,550	1,277	6,969	5,095
Provision for doubtful accounts	33	—	155	25
Depreciation and amortization	2,483	2,910	10,596	13,677

Total costs and expenses	5,615	6,172	23,990	25,838

Operating income (loss)	1,416	(838)	2,378	(3,432)
Other income (expense):
Interest, net	21	(65)	(71)	(176)
Other, net	3	14	19	34

Total other income (expense)	24	(51)	(52)	(142)

Income (loss) from continuing operations before income tax	1,440	(889)	2,326	(3,574)

Provision for income taxes	13	—	277	—

Income (loss) from continuing operations	1,427	(889)	2,049	(3,574)
Income (loss) from discontinued operations (including impairment charge of $700 in 2004)	—	78	80	(2,715)

Net income (loss)	$1,427	$(811)	$2,129	$(6,289)

Income (loss) per common share from continuing operations:
Basic	$0.16	$(0.10)	$0.23	$(0.41)
Diluted	$0.15	$(0.10)	$0.22	$(0.41)
Income (loss) per common share from discontinued operations:
Basic and diluted	—	$0.01	$0.01	$(0.31)
Net income (loss) per common share — basic	$0.16	$(0.09)	$0.24	$(0.72)
Net income (loss) per common share — diluted	$0.15	$(0.09)	$0.23	$(0.72)

Shares used in computing income (loss) per common share
Basic	8,924,000	8,796,000	8,849,000	8,772,000
Dilutive effect of common stock equivalents	620,000	—	455,000	—

Diluted	9,544,000	8,796,000	9,304,000	8,772,000

MITCHAM INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	JANUARY 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$13,138	$6,834
Accounts receivable, net of allowance for doubtful accounts of $723 and $847 at January 31, 2005 and 2004, respectively	6,021	5,635
Current portion of notes receivable, net of allowance for doubtful notes of $286 and $28 at January 31, 2005 and 2004, respectively	1,192	811
Prepaid expenses and other current assets	705	700
Current assets of discontinued operations	393	898

Total current assets	21,449	14,878
Seismic equipment lease pool, property and equipment	74,792	84,624
Accumulated depreciation of seismic equipment lease pool, property and equipment	(55,067)	(59,265)
Long-term assets of discontinued operations	216	491
Other assets	5	2

Total assets	$41,395	$40,730

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,893	$1,532
Current maturities — long-term debt	918	2,203
Equipment notes payable	—	1,296
Income taxes payable	284	—
Deferred revenue	652	345
Wages payable	299	495
Accrued expenses and other current liabilities	458	1,245
Current liabilities of discontinued operations	14	399

Total current liabilities	7,518	7,515
Long-term debt	—	2,418

Total liabilities	7,518	9,933
Commitments and contingencies
Shareholders’ equity
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued and outstanding	—	—
Common stock $.01 par value; 20,000 shares authorized; 9,894 and 9,715 shares issued, respectively	99	97
Additional paid-in capital	62,702	61,913
Treasury stock, at cost (915 shares)	(4,686)	(4,686)
Deferred compensation	(94)	(83)
Accumulated deficit	(26,282)	(28,411)
Accumulated other comprehensive income	2,138	1,967

Total shareholders’ equity	33,877	30,797

Total liabilities and shareholders’ equity	$41,395	$40,730